Ex. 10.18.3

March 30, 2017

Mark Granville

Re:  Bonus Agreement

Dear Mark:

In consideration of your work for Connecture, Inc., a Delaware corporation (the “Company”) and provided that you remain continuously employed by the Company (or any controlled affiliate of the Company or its successor in interest) from the date of this Agreement through December 31, 2017 (the “Payment Event Date”), the Company will pay you a $30,000 cash bonus (less applicable withholdings and deductions) (the “Bonus”), subject to the conditions described herein.  You and the Company are also parties to that certain Separation Pay Agreement dated September 10, 2012, as amended by that certain Amendment No. 1 to Separation Pay Agreement dated April 29, 2015, (together, the “Separation Pay Agreement”), which agreement shall remain in full force and effect.

If you remain continuously employed by the Company (or any controlled affiliate of the Company or its successor in interest) through the Payment Event Date, the Bonus will be paid to you on the next administratively possible payroll cycle following the Payment Event Date.  If your continuous employment with the Company (or any controlled affiliate of the Company or its successor in interest) is terminated by the Company Without Cause (as defined in the Separation Pay Agreement) prior to the Payment Event Date, you will be entitled to receive the Bonus on the next  administratively possible payroll cycle following your separation date, conditioned upon your compliance with all terms of the Separation Pay Agreement required for you to receive separation payments thereunder.  If your employment is terminated for any other reason prior to the Payment Event Date, you will forfeit any and all rights to the Bonus.

All payments under this Agreement are subject to all applicable tax withholdings.  The payments under this Agreement are intended to by exempt from application of Section 409A of the Tax Code, but the Company cannot guarantee any particular type of treatment under the Code.

By signing this Agreement, you acknowledge that. other than as provided in the Separation Pay Agreement, this Agreement contains the entire understanding of the Company and you with respect to the subject matter hereof and supersedes any and all prior understandings with respect thereto, whether written or oral, including, for the avoidance of doubt, that certain letter agreement, dated August 17, 2016, between you and the Company (the “Prior Agreement”).  You also acknowledge that other than the Bonus, you have previously been paid all bonus payments provided for in the Prior Agreement and that you are not entitled to any other payment pursuant thereto other than as set forth in this Agreement.

This Agreement may be amended or otherwise modified only by a written instrument signed by both the Company and you

You acknowledge that you are an employee “at-will” and the Company may terminate your employment at any time for any reason, with or without cause.

[Signature page to follow]

CONNECTURE.COM

Ex. 10.18.3

Please acknowledge your agreement to the foregoing by countersigning this Agreement in the space provided below.

Connecture, Inc.
By:	/s/Vincent Estrada
Name:	Vincent Estrada
Title	Chief Financial Officer

Acknowledged and agreed:	/s/ Mark Granville
Mark Granville

CONNECTURE.COM